Exhibit 10.1

TRANSITION & RELEASE AGREEMENT

          This Transition & Release Agreement (the “Agreement”) is made as of December 6, 2005 by and between Marlin Business Services Corp. (“Company”) and Bruce E. Sickel (“Employee”).

          Whereas, Employee has announced his intention to resign his employment with the Company in order to pursue other interests; and

          Whereas, the Company and Employee desire to provide for an orderly transition as set forth in this Agreement.

          Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.	This Agreement shall become effective on the eighth day after it is signed by Employee (the “Effective Date”).

2.

Employee will continue to be employed by the Company from the Effective Date until March 3, 2006 (the “Resignation Date”).  Employee will continue to serve as the Company’s Chief Financial Officer (“CFO”) from the Effective Date until the earlier of (i) the Resignation Date and (ii) the date on which a new CFO commences his/her employment with the Company.

3.

From the Effective Date through the Resignation Date, Employee shall continue to perform all of his duties and responsibilities to the Company on a regular, full-time basis (including the duties and responsibilities of CFO during the applicable period).  Employee shall perform all such duties and responsibilities diligently and competently and in a manner acceptable to the Company in the reasonable determination of the Company’s Independent Directors.  From the Effective Date until the end of the Severance Period (as defined below), Employee will take all actions reasonably requested by the Company to assist in the orderly transition of Employee’s duties and responsibilities to other Company employees.

4.

As consideration for Employee’s execution of this Agreement, and subject to his ongoing compliance with all the terms and conditions hereof (including but not limited to Section 3 above), the Company will provide Employee with the following:

(i)

From the Effective Date through the Resignation Date, the Company will continue to compensate Employee at his base salary rate in effect as of the Effective Date, less applicable withholdings, payable in accordance with the Company’s standard payroll procedures.

(ii)	On the eighth day after Employee has signed the Resignation Date Release at the end of this Agreement, the Company shall pay Employee a “stay” bonus equal to $50,000.00, less applicable withholdings.

(iii)

Commencing on the eighth day after Employee has signed the Resignation Date Release at the end of this Agreement and ending on the date that is six (6) months after the Resignation Date (the “Severance Period”), (i) the Company will continue to pay the Employee at his base salary rate in effect as of the Effective Date, less applicable withholdings, payable in accordance with the Company’s standard payroll procedures, and (ii) Employee shall be eligible to participate in Company’s standard medical and dental benefit programs (subject to applicable employee contribution requirements).  In the event Employee should die prior to the end of the Severance Period, such payments and benefits shall be paid or provided to his estate or as otherwise required by applicable law and the applicable benefit plan documents.

(iv)

From the Effective Date through the Resignation Date, Employee’s existing option grants will continue to vest in accordance with the terms of the respective grant instruments, and Employee shall continue to be entitled to utilize all paid time off accrued in 2005 and the ratable portion of 2006 prior to the Resignation Date.

(v)	The Company will reimburse Employee for his actually incurred ordinary and necessary business expenses, in accordance with Company policies.

Except as set forth herein, it is expressly agreed and understood that the Company does not have, and will not have, any obligation to provide Employee at any time in the future with any payments, benefits or considerations other than those recited in this Section 4.

5.

Employee does hereby remise, release and forever discharge the Company and its subsidiaries, affiliates, and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or which he or his heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment with Company up to and including the date of this Agreement, and particularly, but without limitation, any claims arising from or relating in any way to his employment relationship with the Company, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, under any federal, state or local laws, and any common law, contract, tort or other claims now or hereafter recognized, and all claims for counsel fees and costs. Employee further agrees and covenants that neither he, nor any person or entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against the Company or Releasees involving any matter occurring at any time in the past up to and including the date of this Agreement or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the date of this Agreement.  Employee further agrees that if any person or entity should bring a claim against the Company or the Releasees involving any such matter, he will not accept any personal relief in any such action.  Employee is not being asked to and does not release any claim that is non-waivable as a matter of law.  Employee is not waiving, relinquishing or releasing any of the following rights or claims: (1) rights or claims to compensation and benefits provided in Section 4 of this Agreement, provided the Employee complies with the terms and conditions set forth in this Agreement; (2) vested rights or benefits under any benefit or retirement plan, but not any severance plan, in which Employee participates or participated, if any, which provide benefits or payments to former employees, subject to the terms and conditions of such benefit or retirement plan; (3) rights to elect, with respect to himself and his eligible dependents and at his own expense, on his Resignation Date continuation coverage in accordance with the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”) under the Company’s healthcare plans (including, as applicable, medical, dental, vision, hearing and health care spending account) in which Employee and such eligible dependents are participating as of the date immediately preceding such election, for the period provided under COBRA, (4) rights or claims (if any) to seek contribution or to be indemnified as an officer or employee of the Company and/or each of its respective subsidiaries or affiliates under the Articles of Incorporation or similar organizational document, By-Laws, or applicable corporate or other law, but only to the extent explicitly provided for in such documents or laws and subject to the terms and conditions thereof; and (5) rights or claims (if any) to indemnification or defense under any directors and officers liability insurance policy or policies maintained by the Company and/or any of its affiliates, but only to the extent explicitly provided for in such policies and subject to the terms and conditions thereof.

6.

From the Resignation Date through the Severance Period, Employee shall not accept employment with any person, entity or organization that is engaged commercial equipment lease financing in competition with the Company without obtaining the Company’s prior written consent.

7.

From the Resignation Date through the Severance Period, Employee shall not (i) directly or indirectly hire any person who was an employee of the Company (or any subsidiary or affiliate thereof) as of the Effective Date or (ii) encourage or solicit any employee, officer, director, consultant, advisor, vendor, supplier or independent contractor of the Company to terminate or lessen their affiliation with the Company (or any subsidiary of affiliate thereof) or to violate the terms of any agreement or understanding between that person or entity and the Company (or any subsidiary of affiliate thereof).

8.

Employee agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company or its subsidiaries, affiliates, employees, officers, directors, products or services unless such statements are made truthfully in response to a subpoena or other legal process.  The Company agrees that the Company and its executive officers will not, at any time in the future, make any critical or disparaging statements about Employee or the services provided by Employee unless such statements are truthfully made in response to a subpoena or other legal process.

9.

Employee shall not (i) disclose, publish, disseminate or otherwise communicate, in oral, written, electronic or other format, any Confidential Information (as defined below) of the Company (or any subsidiary or affiliate thereof) to any person or entity unaffiliated with the Company, or (ii) use, copy or reproduce any Confidential Information.  “Confidential Information” shall mean all information relating to the business and operations of the Company, including, but not limited to, studies, reports, memoranda, ideas, concepts, research, know-how, plans, sales techniques, credit analysis and procedures, accounting procedures and policies, financial statements and data, budgets, projections, trademarks, trade names, service marks, intellectual property, operating systems, vendor and supplier information, customer and prospect information, advertising, and computer software, hardware codes and other technology, in each case whether in tangible or intangible form; provided, however, that Confidential Information shall not include any information that has become publicly available other than as a result of Employee’s breach of this Section 9, or information which is required to be disclosed in response to a subpoena or other legal process (subject to any protective order issued in connection with any such disclosure).

10.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.  Employee acknowledges that he understands his right to consult legal counsel, and that applicable law provides that he has seven days to revoke this Agreement and that he may be entitled to consider the Agreement for up to twenty one days before signing it.

11.	If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect.

12.

Throughout the Severance Period and thereafter, Employee agrees at the reasonable request of the Company to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate in connection with his resignation from the Company.

13.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral.  This Agreement may not be modified or amended except by a document signed by Employee and an authorized officer of the Company.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the respective dates set forth below.

Marlin Business Services Corp.		Employee

By:	/s/ Daniel P. Dyer	/s/ Bruce E. Sickel

Name:	Daniel P. Dyer	Bruce E. Sickel
Title:	Chief Executive Officer	Date: December 6, 2005
Date:	December 6, 2005

          Resignation Date Release:  By re-signing this Agreement on or around the Resignation Date, Employee hereby agrees to extend the Release of all known and unknown claims set forth in Section 5 of the Agreement to include any claims arising through and including the Resignation Date.  Employee acknowledges that he understands his right to consult legal counsel, and that applicable law provides that he has seven days to revoke this Resignation Date Release and that he may be entitled to consider the Resignation Date Release for up to twenty one days before signing it.

Employee

Bruce E. Sickel
Date:________________________________